Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amended Registration Statement No. 333-254836 on Form S-1 of our report dated March 29, 2021, relating to the financial statements of BLFY Operations, Inc. (formerly Butterfly Network, Inc.). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 12, 2021